AppFolio, Inc.
Executive Compensation Recovery Policy

Effective: 07.26.2023

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Executive Compensation Recovery Policy

TABLE OF CONTENTS I.Background II.Related Laws III.Scope IV.Policy V.Policy Governance VI.Contact Information VII.Approval & Policy History

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Executive Compensation Recovery Policy

I. BACKGROUND

AppFolio, Inc. (the “Company”) has adopted this Executive Compensation Recovery Policy (this “Policy”) to comply with its obligations as required by the incentive-based recovery provisions of the Dodd-Frank Act and applicable SEC regulations and exchange listing rules.

II. RELATED LAWS

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) - 2010

Nasdaq Listing Rule 5608

Securities Exchange Act of 1934, Section 10D

III. SCOPE

This Policy applies to “Covered Executives” as defined in the Policy.

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Executive Compensation Recovery Policy

IV. POLICY

I. Purpose of Policy

The Company promotes a culture of high ethical standards and accountability and is committed to compliance with applicable laws, rules and regulations. The Board of Directors of the Company (the “Board”) has adopted this Policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under applicable federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applies only to Covered Executives (as defined below).

II. Administration of Policy

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

III. Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Compensation Committee and in accordance with the definition of “officer” in Rule 16a-1 of the Exchange Act (i.e., Section 16 officers), and such other senior executives who may from time to time be deemed subject to this Policy by the express action of the Compensation Committee (each a “Covered Executive” and collectively, the “Covered Executives”).

IV. Recovery; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Compensation Committee will require prompt reimbursement or forfeiture, as provided for herein, of any excess Incentive-Based Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such accounting restatement. Incentive-Based Compensation is deemed “received” during the period when the applicable financial reporting measure that must be achieved is attained or satisfied, versus when the award is granted, vested or ultimately paid. This Policy does not require the recovery of Incentive-Based Compensation received by an individual before beginning service as a Covered Executive.
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Executive Compensation Recovery Policy

V. Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. The following are illustrative, non-exclusive examples of Incentive-Based Compensation each of which must be based wholly or in part on the attainment of a financial reporting measure:

●Annual bonuses and other short-term and long-term cash incentives;
●Restricted stock units;
●Stock options;
●Restricted stock;
●Performance shares;
●Performance stock units; and
●Other performance stock-based awards.

A financial reporting measure is (a) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenue, EBITDA, or net income, and (b) stock price and total shareholder return. The following are illustrative, non-exclusive examples of financial reporting measures:

●Revenue;
●Operating margin;
●Company stock price;
●Total shareholder return;
●EBITDA;
●Liquidity measures (e.g., working capital or operating cash flow);
●Earnings measures (e.g., earnings per share); and
●Net income.

VI. Amount Subject to Recovery

The amount to be recovered pursuant to this Policy will be the amount of Incentive-Based Compensation received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Covered Executive had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the accounting restatement, then the Compensation Committee will make its determination based on a reasonable estimate of the effect of the accounting restatement on the applicable financial reporting measure, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq or other national securities exchange on which the Company’s securities are listed.
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Executive Compensation Recovery Policy

VII. Method of Recovery

The Compensation Committee will determine, in its sole discretion, the method for recovery of the excess Incentive-Based Compensation, which may include, without limitation:

●Requiring reimbursement of cash Incentive-Based Compensation previously paid;
●Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●Canceling outstanding vested or unvested equity awards; and/or
●Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

VIII. No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation.

IX. Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act as well as any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

X. Authority to Retain Advisors

In administering this Policy, the Compensation Committee shall have the authority to engage and obtain advice, reports or opinions from consultants, or independent legal counsel and other advisors, as it determines necessary.

XI. Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation received by Covered Executives on or after the effective date of the applicable listing standard of the national securities exchange on which the Company’s securities are listed (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date).

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Executive Compensation Recovery Policy

XII. Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final or amended regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with applicable rules or standards adopted by Nasdaq or other national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

XIII. Other Recovery Rights

The Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

XIV. Impracticability

The Compensation Committee shall recover any excess Incentive-Based Compensation in accordance with this Policy unless the Compensation Committee determines such recovery would be impracticable because: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (b) recovery would violate home country law where that law was adopted prior to November 28, 2022; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

XV. Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Executive Compensation Recovery Policy

V. POLICY GOVERNANCE ●Managed by AppFolio Legal ●Implemented by AppFolio Legal	For more information about this Policy contact: The Company’s Chief Legal Officer

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Executive Compensation Recovery Policy

VII. APPROVAL & POLICY HISTORY

Date	Approved by	Description
07-26-2023	Board of Directors	Executive Compensation Recovery Policy v1.0 released via circulation to Human Resources Team and Upload to Diligent

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